UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 19, 2006 (January 17, 2006)
Date of Report (date of earliest event reported)
COMMUNITY HEALTH SYSTEMS, INC.
(Exact name of Registrant as specified in charter)

Delaware	001-15925	13-3893191

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027
(Address of principal executive offices)
Registrant’s telephone number, including area code: (615) 465-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
SIGNATURES

ITEM 8.01. Other Events.
On December 15, 2005, Community Health Systems, Inc. (the “Company”) called for redemption all of its remaining outstanding 4.25% Convertible Subordinated Notes due 2008 (the “Notes”). As of that date, there was $136,624,000 million in aggregate principal amount of the Notes outstanding. The redemption price was $1,018.21 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to the redemption date, which was January 17, 2006. The Notes were issued and the redemption was effected pursuant to the provisions of the Indenture, dated as of October 15, 2001, between the Company and Wachovia Bank, National Association, as successor trustee to First Union National Bank (the “Trustee”).
The Notes called for redemption were convertible by the holders at any time before the close of business on the business day prior to the redemption date, which was January 13, 2006. Each $1,000 principal amount of the Notes was convertible into 29.8507 shares of the Company’s common stock, $.01 par value per share, which is a conversion price of $33.50 per share.
At the conclusion of the call for redemption, $126,000 in principal amount of the Notes were redeemed. Prior to the redemption date, $136,498,000 of the Notes were converted by the holders into 4,074,510 shares of the Company’s common stock, $.01 par value per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 19, 2006	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)
	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director (principal financial officer)